Exhibit 99.1
IdleAire Opens Two New Locations,
Drivers Set New Monthly Usage Milestone
DALLAS, Texas - August 23, 2007 -- IdleAire Technologies Corporation (“IdleAire”) announced today at the Great American Trucking Show (GATS) the opening of two new locations, the 125th and 126th in their network, and that drivers set a new usage record of the company’s ATE Advanced Travel Center Electrification® system of 1.7 million hours for the month of July. IdleAire COO Lynn Youngs said cumulative driver usage was now approaching 20 million hours.
Youngs said the newest IdleAire Advanced Travel Center Electrification (ATE) installations are at TravelCenters of America locations on I-5 in Redding, California, and on I-80 in Lamar, Pennsylvania. The Pennsylvania site opened yesterday. Both have 57 parking spaces. Additional locations are under construction, Youngs said.
Additional updates on the company, Youngs reported:
•	Drivers used over 3.4 million hours of IdleAire service in the second quarter 2007 during more than 340,000 driver visits, an increase of over 325% from second quarter 2006, and a 34% increase over the first quarter 2007.
•	Driver utilization at “core comp” sites (i.e. sites that have opened for at least 12 months) increased 71% over the second quarter of 2006.
•	For the first six months of 2007, IdleAire delivered 5.9 million hours of service during more than 573,000 driver visits.
•	We believe by using our ATE system, Truck Owners (Fleets and Owner Operators) saved more than 5.9 million gallons of fuel and eliminated more than 139 million pounds of diesel emissions during the first half of 2007.
•	Fleet pay usage in the second quarter of 2007 increased 470% over the second quarter 2006.
•	IdleAire attracted over 25,000 new customers during the second quarter of 2007.
“We’re very pleased at our improved operating results.” said Youngs. “Our focus on respect for the driver, in part represented by several new promotions designed to recognize and celebrate the contributions drivers make to this country, is resonating well with our driver guests.”
About IdleAire
IdleAire Technologies Corporation is the leading provider of comprehensive in-cab idle reduction, driver work environment, communication, safety and other training services to the long-haul trucking industry. IdleAire’s ATE technology reduces idling costs for a truckload carrier, provides valuable driver retention and recruitment benefits, promotes driver health and wellness and improves highway safety. Additionally, the IdleAire solution improves air quality by reducing noxious emissions, including ozone-depleting greenhouse gases. IdleAire is committed to developing a nationwide network of locations and building value for its stakeholders. IdleAire provides its ATE services at travel centers and fleet terminals throughout the continental United States. Please visit IdleAire’s website at www.idleaire.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, and working capital needs and sources of liquidity, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, demand and utilization of our ATE systems, the number of parking spaces and locations we expect to install, competition, the seasonal nature of our business, economic conditions, regulatory matters, litigation, our negotiation of agreements with third parties and other risks described from time to time in our filings with the Securities and Exchange Commission. In addition, construction projects such as the rollout of our ATE system entail significant risks, including local building permit approval, shortages of materials or skilled labor, dependence on third party electrical power and telecommunications providers, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. There can be no assurance that construction commitments will be met. All forward-looking statements are based on our current expectations about future events.
Contact:
       John Doty (865) 437-3659
       Media Relations, IdleAire Technologies Corporation
       James H. Price (865) 437-3640
       Investor Relations, IdleAire Technologies Corporation